                                                                  EXHIBIT 23(a)


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement (Form S-8) and related Prospectus pertaining to the Stock Option Plan for Non-Employee Directors (1996) of The Chubb Corporation and to the incorporation by reference therein of our reports dated February 23, 1996, except for Note 8, as to which the date is March 1, 1996, with respect to the consolidated financial statements of The Chubb Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                                Ernst & Young LLP

New York, New York
July 31, 1996